Exhibit (d)(B)

EXECUTION VERSION

AGREEMENT TO TENDER

This Agreement to Tender, dated as of July 14, 2015 (this “Agreement”), among Global Aviation Leasing Co., Ltd., a Cayman Islands exempted company (“Offeror”), and the persons listed on Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used herein which are not defined herein shall have the meanings set forth for such terms in the Tender Offer Agreement (as defined below).

WHEREAS, Offeror desires to acquire 20% of the issued and outstanding common shares of Avolon Holdings Limited, a Cayman Islands exempted company (the “Company”) par value $0.000004 per share (the “Company Common Shares”);

WHEREAS, in furtherance thereof, Offeror plans to commence a tender offer (the “Offer”) pursuant to that certain Investment and Tender Offer Agreement (the “Tender Offer Agreement”), dated as of the date hereof, by and between Offeror and the Company, to acquire 20% of the issued and outstanding Company Common Shares for $26.00 per share (such amount or any higher amount per share that may be paid pursuant to the Offer, the “Offer Price”);

WHEREAS, each Stockholder owns the number of Company Common Shares set forth opposite its name on Exhibit A hereto in the column titled “Total Shares Owned” and agrees to tender the number of Company Common Shares owned by such Stockholder set forth opposite its name on Exhibit A hereto in the column titled “Shares to Tender” (such Company Common Shares listed in the column titled “Shares to Tender” on Exhibit A hereto, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to the Offeror’s willingness to enter into the Tender Offer Agreement, Offeror has requested that the Stockholders enter into, and the Stockholders are willing to enter into, this Agreement pursuant to which the Stockholders agree, among other things, to tender their respective Subject Shares pursuant to the terms hereof after Offeror launches the Offer;

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholders. Each Stockholder, solely as to itself and its own Subject Shares and not as to any other Stockholder or the Subject Shares of any other Stockholder, hereby represents and warrants to Offeror as follows:

(a) Organization; Authority; Execution and Deliver; Enforceability. Such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized. Such Stockholder has all requisite power and authority to execute this Agreement and to perform its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. Such Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of such Stockholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Stockholder under (A) any provision of such Stockholder’s organizational documents, (B) any Contract to which such Stockholder is a party or by which any properties or assets of such Stockholder are bound or (C) any provision of any Judgment or Lien applicable to such Stockholder or its properties or assets, in each case except as would reasonably be expected to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of its obligations under this Agreement.

(b) The Subject Shares. Such Stockholder is the record and beneficial owner of and has good and marketable title to, the Company Common Shares owned by such Stockholder set forth opposite its name under the Exhibit A hereto in the column entitled “Total Shares Owned”, free and clear of any Liens other than restrictions on transfer arising under applicable securities Laws and the Existing Shareholders’ Agreement. Other than the Existing Shareholders’ Agreement, none of such Company Common Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting, except as contemplated by this Agreement.

(c) Brokers. No broker, investment banker, financial advisor or other person or entity is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the consummation of the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

(d) Absence of Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder or any of its properties or assets (including the Subject Shares) that would reasonably be expected to material impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(e) Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review the Tender Offer Agreement and this Agreement with counsel of its own choosing. Such Stockholder understands and acknowledges that Offeror is entering into the Tender Offer Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

Section 2. Representations and Warranties of Offeror. Offeror hereby represents and warrants to the Stockholders as follows:

(a) Organization; Authority; Execution and Deliver; Enforceability. Offeror is duly organized, validly existing and in good standing under the laws of the jurisdiction under

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which it is organized. Offeror has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Offeror of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Offeror except for the approval of the shareholders of Bohai Leasing Co., Ltd. Offeror has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Offeror enforceable against Offeror in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery by Offeror of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Offeror under, any provision of any Contract to which Offeror is a party or by which any properties or assets of Offeror are bound or, any provision of any Judgment or Law applicable to Offeror or the properties or assets of Offeror.

(b) No Violation. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Offeror in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Absence of Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Offeror, threatened against or affecting, Offeror or any of its properties or assets that would reasonably be expected to impair the ability of Offeror to consummate the Offer.

Section 3. Agreement to Tender; Other Covenants. Each Stockholder, solely as to itself and its own Subject Shares and not as to any other Stockholder or the Subject Shares of any other Stockholder, and Offeror, covenant and agree as follows:

(a) Agreement to Tender. Such Stockholder shall accept the Offer with respect to all the Subject Shares of such Stockholder and shall tender all such Subject Shares pursuant to the Offer and the terms of this Agreement at or prior to the Expiration Time. Such Stockholder shall not withdraw any Subject Shares of such Stockholder tendered pursuant to the Offer unless (i) the Offer shall have been terminated in accordance with applicable Law and the Tender Offer Agreement, or (ii) this Agreement shall have been terminated in accordance with its terms.

(b) No Transfer. Other than pursuant to this Agreement, such Stockholder shall not, directly or indirectly (i) sell, transfer, pledge, charge, hypothecate, assign or otherwise dispose of (including by gift, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Offer or (ii) enter into any voting arrangement, whether by proxy, power of attorney, voting agreement, voting trust or otherwise (including pursuant to any loan of Subject Shares), with respect to any Subject Shares. In addition, the Stockholder shall not commit or agree to take any of the foregoing actions.

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(c) Press Releases; Public Statements. Such Stockholder shall not issue any press release or make any other public statement with respect to this Agreement or the consummation of the transactions contemplated hereby without the prior written consent of Offeror and the Company, except as may be required by applicable Law.

(d) No Solicitation. Such Stockholder shall not, nor shall such Stockholder knowingly permit any of its Stockholder Representatives to (i) solicit, initiate, intentionally encourage or intentionally facilitate any inquiry, offer or proposal with respect to, or that constitutes or would reasonably be expected to lead to, an Alternative Proposal, (ii) enter into, continue or otherwise engage or participate in any discussions or negotiations with respect to an Alternative Proposal or provide nonpublic information to any Person with respect to, or with the intention to solicit, an Alternative Proposal, or (iii) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal; provided, however, that notwithstanding anything in this Agreement to the contrary, (1) if the Company receives an Alternate Proposal that did not result from any breach of this Section 3(d) by such Stockholder or to such Stockholder’s knowledge Section 4.02 of the Tender Offer Agreement in any material respect and that the Company Board has determined constitutes a Qualifying Proposal or could reasonably be expected to result in a Qualifying Proposal, then such Stockholder and its Stockholder Representatives may (x) furnish nonpublic information to the third-party making such Alternative Proposal if such third-party has executed a confidentiality agreement with the Company and/or (y) engage in discussions or negotiations with such third-party with respect to the Alternative Proposal, (2) nothing contained in this Agreement shall prohibit such Stockholder or any of its Stockholder Representatives from making any public disclosures in respect of an Alternative Proposal if such Person determines in good faith that the failure to make such disclosure or taking any actions which would be inconsistent with such Person’s exercise of its fiduciary duties. “Stockholder Representatives” means, with respect to a Stockholder, such Stockholder’s directors, partners, officers, employees, accountants, consultants, legal counsel, investment bankers, financial advisors, brokers, finders or agents or other representatives of such Stockholder except that any Person who is a member of the Company Board shall not be a “Stockholder Representative” for any purpose hereunder.

(e) Waiver of Preemptive Rights. Such Stockholder hereby waives any preemptive rights with respect to any Subject Shares in connection with the consummation of the transactions contemplated by the Tender Offer.

(f) A&R Shareholders’ Agreement. At the Offer Closing, each Stockholder shall deliver to Offeror and the other Stockholders and Offeror shall deliver to the Stockholders, a duly executed counterpart to the Amended and Restated Shareholders’ Agreement, dated as of the Offering Closing Date, by and among the Offeror, the Stockholders and the other signatories party thereto in the form attached as Exhibit B to this Agreement.

(g) Public Statements. Offeror will consult with the Company, acting on the basis of communications and coordination with each Stockholder, so that each Stockholder is given the opportunity, through the Company, to review and comment on any press release or

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other public statement or public comment prior to the issuance of such press release or any other public statement or public comment relating to this Agreement or the Offer that includes (i) the identity of such Stockholder, (ii) the nature of such Stockholder’s commitments, arrangements or undertakings under this Agreement or (iii) any other information regarding such Stockholder. Offeror shall not issue any such press release or other public statement or public comment prior to such consultation except as may be required to be disclosed by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided, that to the extent Offeror is required to make such a press release or other public statement or public comment pursuant to applicable Law or pursuant to a listing agreement with a national securities exchange or request by a Governmental Entity, then Offeror shall provide the Company with prompt notice of such requirement.

(h) Notification of Certain Developments. Such Stockholder shall promptly notify the Offeror of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth in this Agreement that would reasonably be expected to materially delay or impair such Stockholder’s ability to perform its obligations hereunder.

Section 4. Termination. This Agreement may be terminated only as follows:

(a) automatically upon the termination of the Tender Offer Agreement in accordance with its terms; or

(b) by either Offeror on the one hand, or all of the Stockholders, on the other, if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable.

In the event of any termination of this Agreement, this Agreement shall forthwith become void and have no effect; provided that the provisions of Section 5 shall survive any such termination. If this Agreement is terminated, no Stockholder shall have any obligation to tender any Subject Shares into the Offer.

Upon the Offer Closing, the rights and obligations of the parties to this Agreement shall terminate in their entirety.

Section 5. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Offeror at:

HNA Plaza, 20/F
26 Xiaoyun Road
Chaoyang District, Beijing
The Peoples Republic of China 100125
Tel: 86-10-5758-3682
Fax: 86-10-5978-2368
Attention: Corporate Secretary

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with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Facsimile:	(312) 853-7036
Attention:	Pran Jha and Ted G. Kamman

and to each Stockholder at its address set forth on Exhibit A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or .pdf), each of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

(f) Entire Agreement; Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements, understandings and representations, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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(g) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York (and the appropriate appellate courts). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5(g), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 5(H).

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Offeror without the prior written consent of the Stockholders or by the Stockholders without the prior written consent of Offeror, and any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement.

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(k) No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Remainder of Page Intentionally Blank]

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EXECUTION VERSION

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

GLOBAL AVIATION LEASING CO., LTD.

By:	/s/ Jin Chuan
Name: Jin Chuan
Title: Director

Signature Page to Tender Agreement

STOCKHOLDERS:
IDAMANTE S.À R.L.

By:	/s/ Gautier Laurent
Name: Gautier Laurent
Title: Manager

By:	/s/ Danièle Arendt-Michels
Name: Danièle Arendt-Michels
Title: Manager

Signature Page to Tender Agreement

FOURTH CINVEN (RAILPEN 2011) CO-INVESTMENT LIMITED PARTNERSHIP
BY:	CINVEN CAPITAL MANAGEMENT (G4) LIMITED AS GENERAL PARTNER OF CINVEN CAPITAL MANAGEMENT (IV) LIMITED PARTNERSHIP, ITS GENERAL PARTNER

By:	/s/ John Boothman
Name: John Boothman
Title: Director

Signature Page to Tender Agreement

AAIL HOLDINGS S.À R.L.

By:	/s/ Emanuela Brero
Name: Emanuela Brero
Title: Director

By:	/s/ Thomas Morana
Name: Thomas Morana
Title: Director

Signature Page to Tender Agreement

UNIVERSITIES SUPERANNUATION SCHEME LIMITED (AS SOLE CORPORATE TRUSTEE OF UNIVERSITIES SUPERANNUATION SCHEME)
BY:	ITS AGENT, USS INVESTMENT MANAGEMENT LIMITED

By:	/s/ Geoffrey Geiger
Name: Geoffrey Geiger
Title: Head of Private Equity

Signature Page to Tender Agreement

PEG AVOLON HOLDINGS
BY:	GSAM GEN-PAR, L.L.C., ITS SOLE DIRECTOR

By:	/s/ Jonathan Snider
Name: Jonathan Snider
Title: Authorized Signatory

Signature Page to Tender Agreement

PRIVATE EQUITY PARTNERS X DIRECT L.P.
BY:	GOLDMAN SACHS PEP X DIRECT INVESTMENT ADVISORS, L.L.C.
BY:	GSAM GEN-PAR, L.L.C., ITS MANAGING MEMBER

By:	/s/ Jonathan Snider
Name: Jonathan Snider
Title: Authorized Signatory

Signature Page to Tender Agreement

PRIVATE EQUITY PARTNERS IX DIRECT L.P.
BY:	GOLDMAN SACHS PEP X DIRECT INVESTMENT ADVISORS, L.L.C.
BY:	GSAM GEN-PAR, L.L.C., ITS MANAGING MEMBER

By:	/s/ Jonathan Snider
Name: Jonathan Snider
Title: Authorized Signatory

Signature Page to Tender Agreement

AVOLON HOLDING CORPORATION (LUXEMBOURG) I S.À R.L.

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Authorized Representative

Signature Page to Tender Agreement

AVOLON HOLDING CORPORATION (LUXEMBOURG) II S.À R.L.

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Authorized Representative

Signature Page to Tender Agreement

AVOLON HOLDING CORPORATION (LUXEMBOURG) III S.À R.L.

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Authorized Representative

Signature Page to Tender Agreement

POTOMAC BONDS LLC
BY:	OAK HILL ADVISORS, L.P., AS ITS INVESTMENT ADVISOR

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

Signature Page to Tender Agreement

FUTURE FUND BOARD OF GUARDIANS
BY:	OAK HILL ADVISORS, L.P., AS ITS INVESTMENT ADVISOR

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

Signature Page to Tender Agreement

OHA STRATEGIC CREDIT MASTER FUND, L.P.
BY:	OAK STRATEGIC CREDIT GENPAR, LLC, ITS GENERAL PARTNER

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

Signature Page to Tender Agreement

OHA STRATEGIC CREDIT MASTER FUND IB, L.P.
BY:	OAK STRATEGIC CREDIT GENPAR, LLC, ITS GENERAL PARTNER

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

Signature Page to Tender Agreement

OHA STRUCTURED PRODUCTS MASTER FUND, L.P.
BY:	OHA STRUCTURED PRODUCTS GENPAR, LLC, ITS GENERAL PARTNER
BY:	OHA STRUCTURED PRODUCTS MGP, LLC, ITS MANAGING MEMBER

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

Signature Page to Tender Agreement

OHA STRUCTURED PRODUCTS MASTER FUND B, L.P.
BY:	OHA STRUCTURED PRODUCTS GENPAR, LLC, ITS GENERAL PARTNER

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

Signature Page to Tender Agreement

VIGOROUS INVESTMENT PTE LTD

By:	/s/ Vinit Nagarajan
Name: Vinit Nagarajan
Title: Vice President

Signature Page to Tender Agreement

EXECUTION VERSION

Exhibit A

Stockholders

Stockholder Name and Address	Total Shares Owned	Shares to Tender
Idamante S.à r.l.	14,308,195	3,666,699
4, rue Albert Borschette, L-1246 Luxembourg

Fourth Cinven Fund (Railpen 2011) Co-Investment Limited Partnership	1,192,326	305,552

Warwick Court, Paternoster Square, London EC4M 7AG

AAIL Holdings S.à r.l.	14,308,195	3,666,699
20 Avenue Monterey, L-2163 Luxembourg

Avolon Holding Corporation (Luxembourg) I S.à r.l.	5,902,143	1,512,517

12 Rue Guillaume Schneider, L-2522 Luxembourg

Avolon Holding Corporation (Luxembourg) II S.à r.l.	5,246,391	1,344,470
12 Rue Guillaume Schneider, L-2522 Luxembourg

Avolon Holding Corporation (Luxembourg) III S.à r.l.	1,967,336	504,161

12 Rue Guillaume Schneider, L-2522 Luxembourg

Potomac Bonds LLC	476,940	122,223
2000 Tower Oaks Boulevard, 8th Floor, Rockville, Maryland 20852

Future Fund Board of Guardians	906,186	232,224

120 Collins Street, Level 43, Melbourne, Australia

OHA Strategic Credit Master Fund, L.P.	2,712,556	695,135
201 Main Street, Suite 1250, Fort Worth, Texas 76126

OHA Strategic Credit Master Fund IB, L.P.	751,415	192,562

201 Main Street, Suite 1250, Fort Worth, Texas 76126

OHA Structured Products Master Fund, L.P.	105,491	27,034
201 Main Street, Suite 1250, Fort Worth, Texas 76126

OHA Structured Products Master Fund B, L.P.	214,260	54,907

201 Main Street, Suite 1250, Fort Worth, Texas 76126

Vigorous Investment PTE LTD	12,662,116	3,244,866
#37-01 Capital Tower, 168 Robinson Road, Singapore 068912

PEG Avolon Holdings	995,845	255,201

190 Elgin Avenue, George Town, KY1-9005, CAY

Private Equity Partners IX Direct, L.P.	73,223	18,765
2711 Centerville Road, Suite 400, Wilmington, DE 19808

Private Equity Partners X Direct, L.P.	123,264	31,588

2711 Centerville Road, Suite 400, Wilmington, DE 19808

Universities Superannuation Scheme Limited	2,384,709	611,119
Royal Liver Building, Liverpool, L3 1PY, United Kingdom

Total	64,330,591	16,485,722

Exhibit B

Amended and Restated Stockholders’ Agreement

(Please see attached.)